EXHIBIT 10.9

FIRST AMENDMENT TO ANHEUSER-BUSCH EXECUTIVE DEFERRED
COMPENSATION PLAN
(Amended and Restated as of January 1, 2002)

In accordance with the provisions of Article IX of the Anheuser-Busch Executive Deferred Compensation Plan (the “Plan”), the Plan is hereby amended as follows:

The following new Section 3.05 is hereby inserted immediately following Section 3.04, effective December 1, 2005.

3.05.
Optional Cancellation of 2005 Deferrals. Notwithstanding anything herein to the contrary, a Participant shall have the right to cancel all or part of the Participant’s prior election to defer his or her Base Salary for the Year commencing January 1, 2005 in accordance with the Company’s direction (which direction shall include the requirement that the election to cancel be made on or before December 31, 2005). If the Participant exercises this right to cancel, the Company shall distribute (prior to January 1, 2006) the applicable Deferral Amount cancelled pursuant to this Section 3.05 and any related hypothetical investment credited to his or her Account as of November 30, 2005 (subject to appropriate withholding of taxes). Such election to cancel and resulting distribution under this Section 3.05 shall be made in conformance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Internal Revenue Service Notice 2005-1, and proposed Treasury Regulations issued under Section 409A.

IN WITNESS WHEREOF, Anheuser-Busch Companies, Inc. has executed this First Amendment this 13 day of December, 2005.

ANHEUSER-BUSCH COMPANIES, INC.

By: /s/ W. Randolph Baker W. Randolph Baker Chief Financial Officer